Exhibit (d)(2)(v)

                    CDC IXIS ASSET MANAGEMENT ADVISERS, L.P.
                               399 Boylston Street
                                Boston, MA 02116


June 1, 2001

CDC Nvest Funds Trust I
CDC Nvest Star Advisers Fund
399 Boylston Street
Boston, MA  02116

Re:  CDC Nvest Star Advisers Fund Advisory Agreement Addendum

Dear Ladies and Gentlemen:

The Advisory Agreement dated October 30, 2000 between CDC Nvest Funds Trust I ("the Fund") with respect to its CDC Nvest Star Advisers Fund ("the Series") and CDC IXIS Asset Management Advisers, L.P. ("the Manager") is hereby amended by deleting section 7 and replacing it with the following:

7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 1.05% of the first $1 billion of the average daily net assets of the Series, 1.00% of the next $1 billion of the Fund's average daily net assets and 0.95% of such assets in excess of $2 billion (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Subadvisers pursuant to any Subadvisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

Sincerely,

/s/ Coleen Downs Dinneen
------------------------
Coleen Downs Dinneen
Vice President, Associate General Counsel, Assistant Secretary and Assistant Clerk CDC IXIS Asset Management Advisers, L.P.

ACCEPTED AND AGREED TO:
CDC Nvest Funds Trust I for
CDC Nvest Star Advisers Fund


By:      /s/ Thomas P. Cunningham
         ------------------------
         Thomas P. Cunningham
Title:   Treasurer

Date:    June 1, 2001